Exhibit 99.1

Press Release

For more information, please contact:
AmTrust Financial Services, Inc.

Mr. Hilly Gross	Mr. Ronald Pipoly
Vice President, Investor Relations	Chief Financial Officer
212.220.7120 x7023	216.328.6116
hgross@amtrustgroup.com	rpipoly@amtrustgroup.com

For immediate release
November 14, 2006

AmTrust Financial Services, Inc. Reports Record Third Quarter Net Income of $12.4 million or $0.21 per share

(New York) - AmTrust Financial Services Inc. (NASDAQ: AFSI) today reported net income of $12.4 million and revenues of $98.0 million for the third quarter 2006. For the nine months ended September 30, 2006 the Company reported net income of $31.5 million and revenues of $263.8 million.

Third Quarter Overview:
The Company reported $12.4 million in net income, or $0.21 per basic share, for the quarter ended September 30, 2006.

Third Quarter and Nine Months Highlights:
•	Net income from continuing operations up 55.0% for the third quarter of 2006 compared to the third quarter of 2005
•	Net income from continuing operations up 181.1% for nine months ended September 30, 2006 compared to the nine months ended September 30, 2005
•	Quarterly earnings per basic share was $0.21
•	Nine month ended September 30, 2006 earnings per basic share was $0.57
•	Annualized quarterly return on equity for the third quarter was 15.8%

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•	Book value per basic share was $5.38 (as of September 30, 2006)
•	GAAP combined ratio for the third quarter was 91.6%
•	GAAP combined ratio for the nine months was 92.4%

“These encouraging figures represent the combination of a strong growth objective, coupled with responsible underwriting and cost controls,” stated Ronald Pipoly, CFO, AmTrust Financial. Barry Zyskind, president & CEO, added, “The third quarter results are most gratifying. They not only confirm the validity of our strategic growth objectives, but underscore the unique niche that AmTrust Financial occupies in these specialized areas of insurance.”

Third Quarter and Nine Months Results:
To view the Third Quarter and Nine Months Results, please reference pages 6 and 7.

Revenue and comprehensive earnings:
Net revenue in the third quarter 2006 increased by $29.2 million or 42.4% to $98.0 million from $68.8 million in the third quarter 2005. Net revenue for the nine months ended September 30, 2006 increased by $88.6 million or 50.6% to $263.8 million from $175.2 million for the nine months ended September 30, 2005.

Net earned premium in the third quarter 2006 increased by $23.1 million or 38.2% to $83.5 million from $60.4 million in the third quarter 2005. Net earned premium for the nine months ended September 30, 2006 increased by $67.7 million or 42.8% to $225.8 to $158.1 million for the nine months ended September 30, 2005. The increase is primarily attributable to premium growth achieved through the successful integration of business acquired in renewal rights transactions as well as internal growth.

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Net investment income including realized gains and losses in the third quarter 2006 increased by $5.4 million or 87.1% to $11.6 million from $6.2 million in the third quarter 2005. Net investment income including realized gains for the nine months ended September 30, 2006 increased by $17.3 million or 146.6% to $29.1 million from $11.8 million for the nine months ended September 30, 2005. The primary reasons for the increase in investment income were the Company’s successful liquidation of a subsidiary which generated $80.0 million in the second half of 2005 and the Company’s February 2006 private placement, which generated net proceeds of $166.0 million. In addition, for the nine months ended September 30, 2006, the Company generated $123.9 million of positive cash flow from operations.

Comprehensive earnings, which include after-tax unrealized gains/loss from the investment portfolio, was $37.6 million , or $0.69 per share for the nine months ended September 30, 2006 compared to $4.7 million for the nine months ended
September 30, 2005 or $0.19 per share.

Expenses:
The Company’s loss ratio for the quarter ended September 30, 2006 was 66.3% compared to 67.1% for the quarter ended September 30, 2005. The Company’s loss ratio for the nine months ended September 30, 2006 was 64.7% compared to 68.3% for the nine months ended September 30, 2005. The Company continues to see stable trends in its loss ratio.

Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense for the nine months ended 2006 increased by $17.2 million to $62.4 from $45.2 million for the nine months ended September 30, 2005. Despite the increase, the expense ratio for the nine months ended September 30, 2006 decreased to 27.7% from 28.6% for the nine months ended September 30, 2005.

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The decrease is the result of the Company’s ability to leverage its current infrastructure.

Interest expense in the third quarter 2006 increased to $1.4 million from $1.1 million in the third quarter of 2005. The increase is the result of the issuance by the Company in July 2006 of $30.0 million of trust preferred securities.

Other Matters:
Shareholders Equity as of September 30, 2006 increased to $322.8 million from $118.4 million as of December 31, 2005. The increase was due in large measure to the issuance of 25.6 million shares of common stock in a private placement, which generated net proceeds of $166.0 million as well as earnings for the nine months ended September 30, 2006. In connection with the private placement, the Company converted its outstanding preferred shares into 10.3 million shares of common stock.

As of September 30, 2006 the Company’s debt-to-equity ratio was 25.6%. The Company’s debt relates to three trust preferred securities offerings in which the Company participated in 2005 and 2006.

Conference Call:
On Wednesday, November 15, 2006 at 10:00 AM EST, the company will hold a conference call that can be accessed as follows:

Dial-in:	800-540-0559

Registration:	http://ir.amtrustgroup.com

In order to participate in the conference call, you must register at http://ir.amtrustgroup.com.

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A replay of the conference call will be available starting at 1 p.m., Eastern Standard Time, on Wednesday, November 15, 2006 through Tuesday, November 21, 2006 by dialing 719-457-0820 or 888-203-1112. The passcode for the replay is 9241653.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statement:

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

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AmTrust Financial Services, Inc.
Income Statement
(in thousands, expect per share data)

	Nine months Ended	Nine months Ended	Three months Ended	Three months Ended
	September 30, 2006	September 30. 2005	September 30, 2006	September 30. 2005
	(Unaudited)	(Unaudited)

Gross Written Premium	$373,003	$228,181	$135,993	$71,627

Revenue:
Premium Income
Net Premiums Written	$314,343	$203,743	$105,599	$63,061
Change in Unearned Premium	88,572	45,597	22,073	2,655
	225,771	158,146	83,526	60,406

Fee Income	8,935	5,272	2,879	2,212
Finance and Interest Income	18,960	8,206	7,539	4,067
Net Realized Gains	10,135	3,590	4,044	2,161
	38,029	17,068	14,462	8,440

Total Revenue	263,801	175,214	97,988	68,846

Loss and Loss Adjustment Expense	146,008	108,035	55,350	40527
Policy Acquisition Expenses	27,107	22,852	10,635	7879
Salaries and Benefits	19,746	10,625	8,014	3804
Other insurance General and administrative expense	15,588	11,763	2,550	3050
Other Underwriting Expenses	8,873	3,680	3,107	1705
	217,323	156,955	79,656	56,965

Income from Continuing operations	46,478	18,259	18,333	11,881

Other Income (Expense)
Foreign Currency Gain	457	0	473	-
Interest Expense	(3,652)	(1,734)	(1,410)	(1,133.0)
	(3,195)	(1,734)	(937)	(1,133.0)

Income from Continuing Operations before Provision for Income Taxes	43,282	16,525	17,396	10,748

Provision for Income taxes	12,057	5,419	4,982	2,754

Net income from continuing operations	31,225	11,106	12,413	7,994

Foreign currency gain on discontinued operations	-	20,572	-	-
Gain (loss) from discontinued operations	250	(3,459)	-	(1,074)
	250	17,113	-	(1,074)

Net Income	31,475	28,219	12,413	6,920

Preferred Stock Dividends	-	(1,200)	-	-

Net income available to common shareholders	$31,475	$27,019	$12,413	$6,920

Earnings per common share
Income (Loss) from Continuing Operations	$0.57	$0.41	$0.21	$0.33
Income (Loss) from Discontinued Operations	0.00	0.71	0.00	(0.04)
	$0.57	$1.12	$0.21	$0.29

Weighted average number of shares outstanding	54,879	24,089	59,959	24,089

Combined Ratio	92.3%	96.9%	91.7%	91.6%
Annualized Return on Equity (1)	18.9%	27.8%	15.8%	12.7%
Earnings Per Share from	$0.57	$1.12	$0.21	$0.29
Comprehensive earnings per share	$0.69	$0.19	$0.26	$0.18

 (1) - Calculated by dividing by net income without currency gain and discontinued operations by the average shareholders' equity. The calculations have been annualized

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands, expect per share data)

	September	December 31,
	2006	2005
	(Unaudited)	(Audited)
Invested assets	$664,936	$299,965
Cash and cash equivalents	51,065	115,847
Premiums receivables	133,069	81,070
Deferred tax asset	13,545	9,396
Intangible assets	28,842	20,781
Total Assets	1,077,733	612,890
Loss and loss expense reserves	250,777	168,008
Unearned premium	305,706	156,802
Junior subordinate debt	82,476	51,548
Total Stockholders' equity	$322,842	$118,411